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                                                                    EXHIBIT 99.2

Peter Farwell
Vice President
Corporate Relations
(617) 232-8200                                             FOR IMMEDIATE RELEASE


              HARCOURT GENERAL ANNOUNCES RECORD DATE FOR SPIN OFF
           OF SHARES IN THE NEIMAN MARCUS GROUP, RAISES CASH DIVIDEND


     CHESTNUT HILL, Mass., October 1, 1999 -- Harcourt General, Inc. (NYSE:H) announced today that its Board of Directors has established a record date of October 12, 1999, for the distribution of most of the shares it owns in The Neiman Marcus Group, Inc. (NYSE:NMG) to Harcourt General shareholders. The distribution date will be October 22, 1999.

     Under terms of the previously announced plan, Harcourt General will distribute tax free to its shareholders approximately 21.4 million of the 26.4 million NMG shares that it owns, retaining an interest of approximately 10 percent. Harcourt General shareholders will receive approximately three-tenths of a share of NMG for each share of Harcourt General that they hold.

     The shares being distributed will be newly authorized Class B NMG shares having the right to elect 82 percent of the NMG board of directors. The five million NMG shares which Harcourt General will continue to hold, and the current publicly held NMG shares, will be redesignated as Class A shares having the right to elect the remainder of the NMG board of directors. The Class A and Class B shares will be identical in all other aspects.

     Harcourt General also announced that the directors voted to increase the quarterly cash dividend on the common stock from 20 cents per share to 21 cents per share, an increase of five percent. Accordingly, the quarterly cash dividend on the Company's Series A Stock will increase from 22.75 cents per share to 24.6 cents per share, and the quarterly cash dividends on the Company's Class B Stock will increase from 18 cents per share to 18.9 cents per share. These cash dividends will be payable November 1, 1999, to shareholders of record October 12, 1999.

     Richard A. Smith, chairman and chief executive officer of Harcourt General, said, "We are pleased to be finalizing the spin-off of the NMG shares to our shareholders. The transaction will leave Harcourt General as a company focused on exciting opportunities in educational publishing and services. We are also pleased to continue our tradition of steady increases in our cash dividends to our shareholders. This will be the 31st consecutive year that the Company has increased its cash dividend."

     Harcourt General, a leading global multiple-media publisher, provides educational, training and assessment products and services to classroom, corporate, professional and consumer markets.


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